Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR (No. 333-210612), Form S-8 (No. 333-212044), Form S-8 (No.333-109744), Form S-8 (No.333-176061), Form S-8 (No.333-100646), and Form S-8 (No.333-188008) of Callon Petroleum Company of our report dated July 19, 2016 relating to the Combined Statements of Revenues and Direct Operating Expenses of the Acquired Properties, as defined in Note 1 - Summary of Significant Accounting Policies, for the years ended December 31, 2015 and 2014 appearing in this Form 8-K.

/s/ WEAVER & TIDWELL, L.L.P.
Weaver & Tidwell, L.L.P.

August 3, 2016